Exhibit 99.1

Investor/Media Contacts:

Scott M. Bier, Vice President, CFO

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FINANCIAL RESULTS FOR

THIRD QUARTER 2009

Poway, CA, November 12, 2009 — ALDILA, INC. (NASDAQ:GM:ALDA) announced today net sales of $10.7 million and a net loss of $571,000 ($0.11 loss per share) for the three months ended September 30, 2009.  Included in the loss was an income tax charge of $744,000 ($0.14 per share) related to the shutdown of the Company’s facility in Mexico.  The income tax is on the repatriation of earnings from Mexico, which the Company did not previously pay income tax on in the United States.  In the comparable 2008 third quarter, the Company had net sales of $11.8 million and a net loss of $1.1 million ($0.21 loss per share).  For the nine months ended September 30, 2009, net sales were $35.0 million and a net loss of $1.2 million ($0.24 loss per share) as compared to net sales of $42.1 million and a net loss of $1.2 million ($0.22 loss per share) for the nine month period ended September 30, 2008.  As noted above, included in the 2009 period is an income tax charge of $744,000 ($0.14 per share).  Important in these challenging economic times, our cash position remains strong at the end of the quarter due to positive cash flow of $4.5 million generated from operations through the nine months ended September 30, 2009.  We have remained focused on controlling costs during this time, with our SG&A down 24% for the nine months ended September 30, 2009, compared to the comparable period in 2008.

“The weak retail environment for discretionary consumer products continued to impact our sales and unit volumes during the quarter.  We have announced the closing of our Mexico factory and expect to have the majority of the costs associated with the closing expensed this year.  We have had 19 years of successful operation in Mexico; however, the timing is right for us to move all of our shaft production to Asia.  Our China and Vietnam factories are fully capable to handle all of our shaft models and provide adequate capacity to cover our foreseeable needs,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO.

“Our golf sales declined by 13% in the third quarter of 2009 versus the third quarter of 2008.  Our average sales price of our golf shafts increased by 1% on a 15% decrease in unit sales in the third quarter of 2009 versus the third quarter of 2008. Although we experienced a decrease in units during the quarter, our mix of shafts sold improved during the third quarter of 2009 versus the third quarter of 2008.  The mix change coupled with increased manufacturing efficiencies and lower manufacturing costs were factors that drove our increases in gross profit and gross margin during the third quarter ended 2009 versus the third quarter of 2008.  Our backlog as of September 30, 2009 was $10.1 million, which represents a 47% increase over our second quarter of 2009 backlog and a 4% increase versus the third quarter of 2008 backlog,” said Mr. Mathewson.

“Although 2009 has been a difficult year, it has been one of the best years ever for Aldila on the professional tours.  Players using Aldila shafts in their drivers won over $38 million dollars on the PGA Tour, to date.  Aldila won the Grand Slam of Shafts by winning the wood and hybrid shaft count at every major championship.  In addition, Aldila was also the most popular wood and hybrid shaft at every FedEx Cup Playoff event.  Aldila also had more total wood shafts in play, according to the Darrell Survey Company, than any other graphite shaft manufacturer and nearly twice as many hybrid shafts in play than any other graphite shaft manufacturer.  Players using Aldila shafts won 13 events on the PGA Tour through the Turning Stone Resort Championship, which started play on October 9th.  On the Nationwide Tour, Aldila again was the leading manufacturer of wood and hybrid shafts with more total shafts in play than any other graphite shaft manufacturer.  In hybrids, Aldila again had nearly twice as many shafts in play than any other graphite shaft competitor.  Players using Aldila shafts won 15 events on the Nationwide Tour in 2009; more than half of all the events this year on the Nationwide Tour.  In addition to Tour success, Aldila was the shaft of choice at the PGA Club Professional National Championship.  Leading amateurs also preferred Aldila, as the majority of players at the United States Amateur Championship played Aldila high performance shafts.  Our NV®, VS Proto™ and DVS® shafts continue to be very popular on Tour as well as our latest offering, VooDoo®, which continues to be among the top shafts in play each week.  The new Aldila RIP scheduled to be released in 2010, is receiving very positive reviews through preliminary trials on Tour, to date, with very strong favorable feedback,” Mr. Mathewson said.

“After successful testing on Tour, we have added the new NV VooDoo® to our 2010 product line.  The NV VooDoo® has the same flex profile as the original NV® shaft with our patent-pending S-core Technology for even better performance while still maintaining the precise feel that made the NV® so successful.  In addition, we have also begun shipping our En Fuego Series of shafts to major manufacturers and distributors. The En Fuego Series is a collection of 3 unique shaft designs all with a higher center of gravity to work best with modern club head designs.  Each shaft features a unique flex profile to optimize launch and spin.  All shafts in the En Fuego Series also incorporate our Micro Laminate Technology® for maximum performance and improved feel,” said Mr. Mathewson.

“Our Composite Materials business began to show signs of recovery as new accounts have been added, which drove an increase in sales of 22% versus the third quarter of 2008 and an increase of 8% from the second quarter of 2009.  We are involved with numerous qualification efforts in non-recreational markets and expect to see continuing improvement in our sales as these efforts result in new business in the future quarters,” Mr. Mathewson said.

Aldila will host a conference call at 5 P.M. Eastern Time, on Thursday, November 12, 2009, with Peter R. Mathewson, Chairman & CEO, Robert J. Cierzan, Senior Vice President, Composite Materials and Scott M. Bier, Vice President, Chief Financial Officer, to review Aldila’s 2009 third quarter financial results.  For telephone access to the conference call dial 1-888-221-3894 or 1-913-312-1477 for international calls and request connection to the Aldila conference call, Participant Passcode: 3500714.  A live webcast of the conference call can be accessed on the Aldila website at http://www.aldila.com.  An archive of the webcast will be available through our website for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2008, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  consumer discretionary spending will continue to be impacted by the world recession, which could have a material impact on our business;

•                  our product offerings, including the NV®, VS Proto™, DVS®, VooDoo® shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  demand for composite materials by our principal customers will decline;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  the Company will not be able to acquire adequate supplies of carbon fiber at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,218	$6,157
Accounts receivable	4,421	6,407
Income taxes receivable	1,496	2,272
Inventories	10,367	11,583
Deferred tax assets	839	809
Prepaid expenses and other current assets	531	484
Total current assets	24,872	27,712

PROPERTY, PLANT AND EQUIPMENT	12,030	12,789

DEFERRED TAXES	1,378	1,187

OTHER NON-CURRENT ASSETS	232	244

TOTAL ASSETS	$38,512	$41,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,963	$3,420
Accrued expenses	2,209	2,307
Short term debt	3,000	5,000
Other current liability	160	117
Total current liabilities	9,332	10,844

LONG-TERM LIABILITIES:
Deferred rent	118	153
Long term debt	2,417	3,167
Other long-term liabilities	1,339	1,508
Total liabilities	13,206	15,672

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,202,156 shares as of September 30, 2009 and 5,174,183 shares as of December 31, 2008	52	52
Additional paid-in capital	44,511	44,121
Accumulated deficit	(19,257)	(17,913)
Total stockholders’ equity	25,306	26,260

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,512	$41,932

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

NET SALES	$10,671	$11,764	$35,048	$42,071
COST OF SALES	8,153	10,695	28,285	33,826
Gross profit	2,518	1,069	6,763	8,245

SELLING, GENERAL AND ADMINISTRATIVE	2,367	2,841	7,755	10,266
PLANT CONSOLIDATION	212	—	212	—
Operating loss	(61)	(1,772)	(1,204)	(2,021)

OTHER INCOME (EXPENSE):
Interest income	3	27	12	289
Interest expense	(46)	(71)	(148)	(201)
Other, net	4	79	(76)	137

LOSS BEFORE INCOME TAXES	(100)	(1,737)	(1,416)	(1,796)
PROVISION (BENEFIT) INCOME TAXES	471	(643)	(170)	(637)

NET LOSS	$(571)	$(1,094)	$(1,246)	$(1,159)

NET LOSS PER COMMON SHARE	$(0.11)	$(0.21)	$(0.24)	$(0.22)

NET LOSS PER COMMON SHARE, ASSUMING DILUTION	$(0.11)	$(0.21)	$(0.24)	$(0.22)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,186	5,164	5,178	5,158

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,186	5,164	5,178	5,158

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Nine months ended
	September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,246)	$(1,159)
Depreciation and amortization	1,340	1,392
Stock-based compensation	292	123
Loss on disposal of fixed assets	102	10
Changes in working capital items, net	3,994	(2,545)
Net cash provided by (used for) operating activities	4,482	(2,179)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(707)	(1,246)
Proceeds from sales of property, plant and equipment	36	17
Net cash used for investing activities	(671)	(1,229)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings against term loan	—	5,000
Payments for term loan	(750)	(667)
Borrowings against line of credit	4,800	7,000
Payments for line of credit	(6,800)	(3,000)
Proceeds from issuance of common stock	—	18
Dividend payments	—	(27,323)
Net cash used for financing activities	(2,750)	(18,972)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,061	(22,380)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,157	29,529

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,218	$7,149